EXHIBIT 99.1

News Release

Mattson Technology Contact
J. Michael Dodson
Mattson Technology, Inc.
tel 1-510-657-5900
fax 1-510-492-5963
mike.dodson@mattson.com

MATTSON TECHNOLOGY, INC. REPORTS RESULTS
FOR THE SECOND QUARTER OF 2012

FREMONT, Calif. - July 26, 2012 - Mattson Technology, Inc. (Nasdaq: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced results for the second quarter of 2012 ended July 1, 2012.

2012 Second Quarter Highlights:

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Net loss for the second quarter of 2012 was $3.3 million, or a $0.06 net loss per share. This compares with a net loss of $1.1 million or a $0.02 net loss per share in the first quarter. Excluding restructuring charges of $0.8 million, non-GAAP net loss per share was $0.04 in the second quarter, compared to the non-GAAP net loss per share of $0.01in the first quarter, excluding restructuring charges of $0.7 million.

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Gross margins were 38 percent for the second quarter of 2012, compared to 34 percent in the prior quarter. The increase in gross margin was primarily due to a favorable change in net sales deferrals as well as an increase of higher margin net sales of thermal systems and spares.

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As a result of our cost reduction efforts, total operating expenses decreased $1.9 million to $16.3 million for the second quarter of 2012, compared to $18.2 million in the prior quarter. Excluding restructuring charges, non-GAAP operating expenses decreased by $2.0 million to $15.5 million for the second quarter of 2012 from $17.5 million in the prior quarter.

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At July 1, 2012, working capital was $55.2 million, with cash, cash equivalents, and restricted cash of $30.7 million and no debt. The decrease in cash during the quarter of $6.7 million was primarily due to increased inventory of $5.8 million, which was principally the result of a customer requested delay in the shipment of systems during the quarter.

David L. Dutton, Mattson Technology's president and chief executive officer, commented, “As previously announced on July 10, primarily due to a request from a foundry customer to delay the shipment of systems, net sales for the second quarter were lower than expected at $34.9 million, a decrease of 31 percent from $50.5 million in the first quarter. As we previously reported, we also experienced the NAND business softening during the second quarter. We are addressing the near term weakness in our sector by focusing on additional cost reductions and incremental revenue opportunities. We have invested in leading technology and low cost of ownership product offerings that are currently positioned in major customers that we believe will over time lead to share gains, particularly in the etch and rapid thermal processing markets.”

Dutton continued, “We expect to continue to be challenged with significantly lower net sales in the second half of 2012. We are continuing to focus on cost reduction activities and are seeking to reduce our cash flow break-even point to the mid-$30 million quarterly net sales run rate by the end of 2012. We are also continuing our efforts to secure asset based financing. We believe these measures will provide us with adequate liquidity to address our working capital needs.”

Second Quarter 2012 Financial Results
Second quarter 2012 net sales of $34.9 million decreased $15.6 million, or 31 percent, compared with $50.5 million in the first quarter of 2012, and decreased $16.4 million, or 32 percent, compared with $51.3 million in the second quarter of 2011. Gross margin for the second quarter of 2012 was 38 percent as compared to 34 percent in the first quarter of 2012, and represents an eleven-point increase over the 27 percent gross margin in the second quarter of 2011.
Total operating expenses were $16.3 million for the second quarter of 2012, a decrease of $1.9 million compared to the first quarter of 2012. Excluding restructuring charges, non-GAAP operating expenses were $15.5 million in the second quarter of 2012, a $2.0 million decrease compared with $17.5 million in the first quarter of 2012, and a $2.5 million decrease compared with $18.0 million in the second quarter of 2011.
Net loss for the second quarter of 2012 was $3.3 million, or a $0.06 net loss per share. This compares with a net loss of $1.1 million, or a $0.02 net loss per share, in the first quarter of 2012, and a net loss of $5.2 million, or a $0.10 net loss per share, reported in the second quarter of 2011. Excluding restructuring charges, the non-GAAP net loss per share in the second quarter of 2012 was $0.04 as compared to a non-GAAP net loss per share of $0.01 in the first quarter of 2012.

Conference Call
On Thursday, July 26, 2012, at 3:00 p.m. Pacific Time (6:00 p.m. Eastern Time), Mattson Technology will hold a conference call to review the following topics: 2012 second quarter financial results, current business conditions, the near-term business outlook and guidance for the third quarter of 2012. The conference call will be simultaneously webcast at www.mattson.com under the Investors section. In addition to the live webcast, a replay will be available to the public on the Mattson Technology website for one week following the live broadcast. To access the live conference call, please dial (970) 315-0417.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This news release contains forward-looking statements regarding the Company's future prospects and plans, including, but not limited to: increases in our market share in certain markets, reduction of costs to a cash flow break-even point, our ability to secure asset based financing and our ability to address our working capital needs. Forward-looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. Such risks and uncertainties include, but are not limited to: the slowdown in NAND sales and delay in shipment to certain foundry customers; the Company's expectations with respect to continued growth of its business; growth of the industry and the size of the Company's served available market; the timing of significant customer orders for the Company's products; customer acceptance of delivered products and the Company's ability to collect amounts due upon shipment and upon acceptance; the Company's cash position overall, especially as a result of payments made for inventory and the related collections upon shipment of such inventory; end-user demand for semiconductors, including the growing mobility electronics industry; customer demand for semiconductor manufacturing equipment; the Company's ability to timely manufacture, deliver and support ordered products; the Company's ability to bring new products to market, to gain market share with such products and the overall mix of the Company's products; customer rate of adoption of new technologies; risks inherent in the development of complex technology; the timing and competitiveness of new product releases by the Company's competitors; the Company's ability to align its cost structure with market conditions; and other risks and uncertainties described in the Company's Forms 10-K, 10-Q and other filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information provided in this news release.

About Mattson Technology, Inc.
Mattson Technology, Inc. designs, manufactures and markets semiconductor wafer processing equipment used in the fabrication of integrated circuits. We are a leading supplier of plasma and rapid thermal processing equipment to the global semiconductor industry, and operate in three primary product sectors: dry strip, rapid thermal processing and etch. Through manufacturing and design innovation, we have produced technologically advanced systems that provide productive and cost-effective solutions for customers fabricating current and next-generation semiconductor devices. For more information, please contact Mattson Technology, Inc., 47131 Bayside Parkway, Fremont, CA, 94538. Telephone: (800) MATTSON/(510) 657-5900. Internet:www.mattson.com.

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 1, 2012	July 3, 2011	July 1, 2012	July 3, 2011
Net sales	$34,884	$51,259	$85,388	$98,308
Cost of sales	21,629	37,275	55,199	71,443
Gross profit	13,255	13,984	30,189	26,865
Operating expenses:
Research, development and engineering	5,791	6,645	12,421	13,160
Selling, general and administrative	9,705	11,380	20,572	22,892
Restructuring charges	831	(13)	1,551	(78)
Total operating expenses	16,327	18,012	34,544	35,974
Loss from operations	(3,072)	(4,028)	(4,355)	(9,109)
Interest income (expense), net	39	58	70	37
Other income (expense), net	(277)	(969)	105	(2,475)
Loss before income taxes	(3,310)	(4,939)	(4,180)	(11,547)
Provision for (benefit from) income taxes	36	274	285	(60)
Net loss	$(3,346)	$(5,213)	$(4,465)	$(11,487)
Net loss per share:
Basic and diluted	$(0.06)	$(0.10)	$(0.08)	$(0.22)
Shares used in computing net loss per share:
Basic and diluted	58,507	54,550	58,463	52,395

MATTSON TECHNOLOGY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited, in thousands, except par value)

	July 1, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$28,870	$31,073
Restricted cash	1,877	1,877
Accounts receivable, net of allowance for doubtful accounts of $619 as of July 1, 2012 and $684 as of December 31, 2011	19,028	25,278
Advance billings	2,418	5,071
Inventories	36,581	29,203
Prepaid expenses and other current assets	6,783	9,024
Total current assets	95,557	101,526
Property and equipment, net	7,687	10,552
Intangibles, net	625	750
Other assets	740	1,015
Total assets	$104,609	$113,843
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$15,494	$16,785
Deferred revenue-current	9,982	12,117
Other current liabilities	14,842	16,447
Total current liabilities	40,318	45,349
Deferred revenues, non-current	3,499	3,158
Other long-term liabilities	4,182	5,191
Total liabilities	47,999	53,698
Commitments and contingencies
Stockholders' equity:
Preferred stock, 2,000 shares authorized; none issued and outstanding	—	—
Common stock, par value $0.001, 120,000 shares authorized; 62,744 shares issued and 58,654 shares outstanding as of July 1, 2012; and 62,547 shares issued and 58,366 shares outstanding as of December 31, 2011	63	63
Additional paid-in capital	651,110	650,110
Accumulated other comprehensive income	20,402	20,472
Treasury stock, 4,181 shares as of July 1, 2012 and December 31, 2011	(37,986)	(37,986)
Accumulated deficit	(576,979)	(572,514)
Total stockholders' equity	56,610	60,145
Total liabilities and stockholders' equity	$104,609	$113,843